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                                                                    EXHIBIT 99.1

                       ANTIGENICS COMPLETES ACQUISITION OF
                             ARONEX PHARMACEUTICALS

       COMBINED COMPANY EXPECTS TO FILE TWO NEW DRUG APPLICATIONS IN 2002

NEW YORK, NEW YORK - JULY 12, 2001 - Antigenics Inc. (Nasdaq: AGEN) announced today the completion of its acquisition of Aronex Pharmaceuticals, Inc. (Nasdaq:
ARNX) following the approval by Aronex Pharmaceuticals' shareholders. The acquisition adds two advanced-stage cancer products to Antigenics' portfolio of 22 clinical trial programs in cancer, infections, and immune and degenerative disorders.

The merged company now includes Aronex Pharmaceuticals' four mid- to late-stage development products: ATRAGEN(R), an intravenous formulation of ATRA (all-trans-retinoic acid) for the treatment of leukemia and other cancers; Nyotran(R), a novel formulation of a widely used topical polyene anti-fungal drug in Phase III development; Aroplatin(TM), a novel platinum analogue designed to overcome the kidney toxicity and biochemical resistance associated with current platinum drugs used in the treatment of cancer; and Annamycin, a novel anthracycline analogue designed to overcome heart toxicity associated with current anthracyclines. These new drugs support Antigenics' goal to design safer, less toxic therapies for serious diseases.

"The acquisition of Aronex Pharmaceuticals is a substantial advancement towards expanding Antigenics' cancer franchise, diversifying our therapy portfolio with an additional technology platform and accelerating our expected commercial product introduction by a full year to 2002," said Garo H. Armen, Ph.D., chairman and CEO of Antigenics. "Antigenics' world-class immune products in late-stage development combined with Aronex Pharmaceuticals' liposome delivery products position us as an industry leader with a deep arsenal of treatments."

Antigenics' experienced regulatory team is working with the U.S. Food and Drug Administration to address concerns expressed in a non-approval letter for ATRAGEN(R), which was received by Aronex Pharmaceuticals in January 2001. The company is optimistic that all its products will continue to move forward towards regulatory approval.

Under the terms of the merger agreement announced on April 24, 2001, Aronex Pharmaceuticals' shareholders will receive 0.0594 shares of Antigenics' shares for each of their Aronex Pharmaceuticals' shares. In addition, each share of Aronex Pharmaceuticals common stock will be entitled to a contingent value right potentially worth an additional $0.15. The acquisition is expected to be accretive to Antigenics' earnings starting in 2003.

Antigenics Inc. is developing treatments for cancer, infection and immune and degenerative disorders using its proprietary technology platforms. Antigenics' lead cancer
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vaccine, Oncophage(R), in Phase III clinical development, is based on pioneering technology that uses HSPs to activate the immune system against cancer. Antigenics' antibody based products and technologies include Leucogen(R) vaccination against feline leukemia virus (approved for U.S. and European use in 1991), Quilimmune-P for aiding the prevention of pneumococcal infections in the elderly, and Quilimmune-M for aiding the prevention of malaria. The company also licenses its immune enhancement technologies to pharmaceutical partners including: GlaxoSmithKline, Elan Corporation, plc, Aventis Pasteur, Wyeth Lederle, VaxGen, Progenics Pharmaceuticals, Green Cross Vaccine Corporation and Virbac S.A. For more information about Antigenics visit www.antigenics.com.
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This press release contains forward-looking statements. These include statements about the filing of the NDA's, the future commercialization of Antigenics' products and when the acquisition will be accretive. Several risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. These factors include the ability to satisfy regulatory requirement (including obtaining FDA approval to market ATRAGEN(R)), the outcome of clinical trials, the efficacy of products that are commercialized, the ability to convince the medical community to adopt products, competition from pharmaceutical and biotechnology companies, the strength of intellectual property rights, the ability to raise capital and other risks identified in the Antigenics' SEC filings.